Exhibit 20

PURCHASE AGREEMENT

by and among

MITSUI & CO., LTD.,

MITSUI & CO. (U.S.A.), INC.,

and

PENSKE AUTOMOTIVE HOLDINGS CORP.

dated as of

October 20, 2017

Section 5.9	Specific Performance	8
Section 5.10	Further Assurances	8
Section 5.11	Expenses	8

ARTICLE VI

DEFINITIONS		9

Section 6.1	Definitions	9

ii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”) dated as of October 20, 2017 is by and among MITSUI & CO., LTD., a Japanese company (“Mitsui Japan”), MITSUI & CO. (U.S.A.), INC., a New York corporation (“Mitsui USA” and, together with Mitsui Japan, each individually, a “Seller”, and together, the “Sellers”) and PENSKE AUTOMOTIVE HOLDINGS CORP., a Delaware corporation (the “Purchaser”).  Capitalized terms used in this Agreement are defined in Section 6.1.

RECITALS

WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers  desire to sell to the Purchaser, certain of their shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc., a Delaware corporation (the “Company”), subject to the terms and conditions of this Agreement;

WHEREAS, concurrently with this Agreement, the Sellers, Purchaser and Penske Corporation, a Delaware corporation, desire to enter into a Letter Agreement to amend certain provisions of that Stockholders Agreement, dated as of July 30, 2013, as further set forth in such agreement;

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants, representations and warranties and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SECURITIES

Section 1.1                                    The Purchase.  At the Closing, subject to the terms and conditions hereof, (i) Mitsui Japan shall sell to the Purchaser, and the Purchaser shall purchase from Mitsui Japan, 883,197 shares of Common Stock of the Company as further described on Schedule I attached hereto (the “Mitsui Japan Securities”) at a per share cash purchase price equal to the Per Share Market Value set forth in Section 1.2, for an aggregate purchase price of $39,999,992.13 (the “Mitsui Japan Securities Purchase Price”) and (ii) Mitsui USA shall sell to the Purchaser, and the Purchaser shall purchase from Mitsui USA, 220,799 shares of Common Stock of the Company as further described on Schedule II attached hereto (the “Mitsui USA Securities”; together with the Mitsui Japan Securities, the “Securities”) at a per share cash purchase price equal to the Per Share Market Value set forth in Section 1.2, for an aggregate purchase price of $9,999,986.71 (the “Mitsui USA Purchase Price”; together with the Mitsui Japan Securities Purchase Price, the “Purchase Price”).

1

Section 1.2                                    Purchase Price Per Share .  The per share purchase price of each Security shall be $45.29, which is the average of the daily closing sales prices of the Common Stock of the Company for the thirty (30) consecutive trading days as reported on the New York Stock Exchange immediately preceding (and not including) October 14, 2017 (the “Per Share Market Value”).

Section 1.3                                    The Closing.  The closing of the sale and purchase of the Securities (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York on the date hereof (the “Closing Date”).

Section 1.4                                    Actions at the Closing.  At the Closing, the following actions shall occur (the “Closing Actions”):

(a)                                 The Sellers shall deliver, or cause to be delivered, to the Purchaser a legal opinion, dated as of the date hereof, from counsel reasonably acceptable to Purchaser and in form and substance reasonably satisfactory to Purchaser that the Securities may be sold without registration as contemplated herein and such other matters as Purchaser may reasonably request.

(b)                                 The Purchaser shall deliver, or cause to be delivered, to the Purchaser, and each of the Sellers shall deliver, or cause to be delivered, to the Purchaser, such party’s executed signature to that Letter Agreement, dated as of the date hereof and in substantially the form attached hereto as Exhibit A.

(c)                                  Mitsui Japan shall deliver, or cause to be delivered, to Purchaser (i)  the Mitsui Japan Securities, evidenced by a stock certificate in the name of Purchaser, duly endorsed for transfer or accompanied by duly executed stock powers or other instruments of transfer duly executed, or in an electronic format acceptable to the Purchaser, and bearing or accompanied by all requisite stock transfer stamps and (ii) a certificate meeting the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations to the effect that the Mitsui Japan Securities are not a U.S. real property interest.

(d)                                 Mitsui USA shall deliver, or cause to be delivered, to Purchaser (i) the Mitsui USA Securities, evidenced by a stock certificate in the name of Purchaser, duly endorsed for transfer or accompanied by duly executed stock powers or other instruments of transfer duly executed, or in an electronic format acceptable to the Purchaser, and bearing or accompanied by all requisite stock transfer stamps and (ii) a certificate meeting the requirements of Section 1.1445-(2)(b) of the Treasury Regulations to the effect that Mitsui USA is not a foreign person.

(e)                                  In consideration for the Mitsui Japan Securities being delivered to Purchaser pursuant to Section 1.4(c) the Purchaser shall pay to Mitsui Japan the

Mitsui Japan Purchase Price by wire transfer to the account previously notified in writing by Mitsui Japan to Purchaser.

(f)                                   In consideration for the Mitsui USA Securities being delivered to Purchaser pursuant to Section 1.4(d), the Purchaser shall pay to Mitsui USA the Mitsui USA Purchase Price by wire transfer to the account previously notified by Mitsui USA to Purchaser.

Section 1.5                                    Legend.  The parties hereby acknowledge and agree that each of the certificates representing the Securities shall include the following legend and any other legend required by applicable Laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

ARTICLE II

REPRESENTATIONS & WARRANTIES CONCERNING THE SELLER

Each Seller hereby represents and warrants to the Purchaser as follows as of the date hereof:

Section 2.1                                    Organization, Power and Authority.  Such Seller is duly organized and validly existing under the Laws of the jurisdiction of its organization.  Such Seller has full power and authority to execute and deliver this Agreement.  The execution and delivery by such Seller of this Agreement, the performance of such Seller’s obligations hereunder, and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite action of such Seller.  Such Seller has duly executed and delivered this Agreement.

Section 2.2                                    Enforceability of this Agreement.  This Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally.

Section 2.3                                    No Conflict.  The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby, and the sale and delivery by such Seller of the applicable Securities will not (a) violate any provision of any applicable Laws (including stock exchange rules), or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such Seller or any of such Seller’s properties or assets, (b) give any governmental body or other Person the right to challenge any of the transactions contemplated by this Agreement, (c) contravene, conflict with, or result in any violation or breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any agreement to which such Seller is a party, (d) result in the creation of any mortgage, Lien, security interest, loan, charge or encumbrance, upon any of the properties or assets of such Seller, (e) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such Seller is a party, or (f) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of such Seller or any of its subsidiaries.

Section 2.4                                    Consents.  No permit, authorization, consent or approval of or by, or any notification of or filing of such Seller with any Person is required in connection with the execution and delivery by such Seller of this Agreement or any documentation relating thereto, the consummation by such Seller of the transactions contemplated hereby or thereby, or the sale or delivery of any applicable Securities by such Seller that has not been made and obtained as of the date hereof.

Section 2.5                                    Title to Shares; “Big Boy” Representation.  The Securities to be delivered by such Seller pursuant hereto are owned by such Seller legally and beneficially and of record, free and clear of any and all Liens, encumbrances, options and claims.  Such Seller has the right and authority to sell such Securities.  Such Seller acknowledges that the Purchaser may possess material information not known to such Seller, including without limitation, information received on a confidential basis or information received on privileged basis from the attorneys and financial advisors representing the Company and/or from the attorneys and financial advisors representing the senior creditors of the Company.  Such Seller agrees that the Purchaser shall have no liability to such Seller with respect to the non-disclosure of any information in Purchaser’s possession relating either directly or indirectly to the financial condition or prospects of the Company or the value of such Securities.  Upon delivery of and payment for such Securities at the Closing, the Purchaser will acquire good and valid title to all of such Securities, free and clear of any and all Liens, encumbrances and claims.

Section 2.6                                    Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar tax) shall, to the extent imposed on a Seller, be paid by such Seller when due, and to the extent imposed on Purchaser, shall be paid by Purchaser when due.  Each of Sellers and Purchaser will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees, and, if required by applicable Laws, Sellers and the Purchaser will, and will cause their affiliates to, at their own expense join in the execution of any such tax returns and other documentation.

ARTICLE III

REPRESENTATIONS & WARRANTIES CONCERNING THE PURCHASER

Section 3.1                                    Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to each Seller as of the date hereof as follows:

(a)                                 The Purchaser is acquiring the Securities for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

(b)                                 The Purchaser understands that (i) the Securities have not been registered under the Securities Act or any state securities Laws, and (ii) the Securities may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration and/or regulation thereunder as the case may be.

(c)                                  The Purchaser is an “Accredited Investor” (as defined in Rule 501(a) under the Securities Act).

(d)                                 The Purchaser is duly organized and validly existing under the Laws of the jurisdiction of its organization and has all power and authority to enter into this Agreement.

(e)                                  The execution and delivery of this Agreement has been duly authorized by all requisite corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally.

(f)                                   The execution, delivery and performance by the Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated thereby will not (a) violate any provision of applicable Laws related to the Purchaser or any of its properties or assets, or (b) violate the Organizational Documents of the Purchaser or any of its subsidiaries.

ARTICLE IV
SURVIVAL

Section 4.1                                    Survival of Representations.  The representations and warranties made in this Agreement shall survive for a period ending eighteen months after Closing, provided that the representations and warranties of each Seller set forth in Section 2.5 shall survive without limitation.

ARTICLE V
MISCELLANEOUS

Section 5.1                                    Notices.  All notices, requests, consents and other communications hereunder to any party shall be in writing and shall be deemed to be sufficient if delivered in person or by facsimile or email (with confirmation promptly sent by regular mail), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties in accordance with the procedures set forth in this Section 5.1:

(i)	if to the Sellers, to:.

Mitsui & Co., Ltd.
Nippon Life Marunouchi Garden Tower
1-3, Marunouchi 1-chome, Chiyoda-ku
Tokyo, Japan
Attention: Masashi Yamanaka
General Manager
Second Motor Vehicles Division
Integrated Transportation Systems Business Unit I
Facsimile: +81 3-3285-9005
Email: m.yamanaka@mitsui.com

and

Mitsui & Co. (U.S.A.), Inc.
200 Park Avenue
New York, New York 10166
Attention: Yoshimi Namba
Senior Vice President
Facsimile: 212-878-0933
Email: yo.namba@mitsui.com

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Ezra Borut
Facsimile: 212-909-6836
Email: eborut@debevoise.com

(ii)	if to the Purchaser, to:

Penske Automotive Holdings Corp.
2555 Telegraph Road
Bloomfield Hills, Michigan 48302
Attention: Executive Vice President and General Counsel
Facsimile: 248-648-2135
E-mail Address: larry.bluth@penskecorp.com

with a copy to:

Penske Corporation
2555 Telegraph Road
Bloomfield Hills, Michigan 48302
Attention: Executive Vice President and Chief Financial Officer
Facsimile: 248-648-2145
E-mail Address: patrick.conroy@penskecorp.com

All such notices, requests, consents and other communications shall be deemed to have been given when received.

Section 5.2                                    Amendments and Waivers.  This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

Section 5.3                                    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not.

Section 5.4                                    Entire Agreement.  This Agreement (with the documents referred to herein or delivered pursuant hereto and together with this Agreement and with any documents delivered contemporaneously herewith referring to this Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 5.5                                    Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 5.6                                    Submission to Jurisdiction.  Each of the Sellers and the Purchaser hereby (i) irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and (ii) agree that service of any process, summons or notice by international courier to the address set forth in Section 5.1 shall be effective service of process for any action or proceeding brought against it in any such court.

Section 5.7                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  All signatures need not appear on any one counterpart.

Section 5.8                                    Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

Section 5.9                                    Specific Performance.  The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.10                             Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.11                             Expenses.  Each party to this Agreement shall bear its own cost and expenses, including fees of consultant(s), accountant(s), counsel, and any other Person acting on behalf of or for such party.

ARTICLE VI

DEFINITIONS

Section 6.1                                    Definitions.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified below:

“Agreement” has the meaning set forth in the first paragraph.

“Closing” has the meaning set forth in Section 1.3.

“Closing Actions” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.3.

“Common Stock” means the common stock, par value $.0001 per share, of the Company, and includes any securities issued with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, merger, consolidation or other reorganization or otherwise.

“Company” has the meaning set forth in the Recitals.

“Laws” means all applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees, directives or treaties.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Mitsui Japan” has the meaning set forth in the first paragraph.

“Mitsui Japan Securities” has the meaning set forth in Section 1.1.

“Mitsui Japan Securities Purchase Price” has the meaning set forth in Section 1.1.

“Mitsui USA” has the meaning set forth in the first paragraph.

“Mitsui USA Securities” has the meaning set forth in Section 1.1.

“Mitsui USA Securities Purchase Price” has the meaning set forth in Section 1.1.

“Organizational Documents” means (i) any certificate, articles or memorandum filed with any state or country or other jurisdiction which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person’s by-laws, codes of regulations, partnership or limited partnership agreements, limited liability company agreements and operating agreements.

“Per Share Market Value” has the meaning set forth in Section 1.2.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the first paragraph.

“Securities” has the meaning set forth in Section 1.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph.

“Treasury Regulations” means the regulations prescribed under the Internal Revenue Code of 1986, as amended.

[This Section Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLERS:

MITSUI & CO., LTD.

By:	/s/ Masashi Yamanaka
	Name:	Masashi Yamanaka
	Title:	General Manager, Second Motor Vehicles Division, Integrated Transportation Systems Business Unit I

MITSUI & CO. (U.S.A), INC.

By:	/s/ Yoshimi Namba
	Name:	Yoshimi Namba
	Title:	Senior Vice President

PURCHASER:

PENSKE AUTOMOTIVE HOLDINGS CORP.

By:	/s/ J. Patrick Conroy
	Name:	J. Patrick Conroy
	Title:	Vice President

Schedule I

Mitsui Japan Securities

From Certificate No.*	Format	Issuance Date	No. of Shares	Restricted
4243UAG	Book Entry (Restricted Class)	October 25, 2006	883,197	Yes

* Certificate No.4243UAG was issued to Mitsui Japan on October 25, 2006 (the “Issuance Date”) when Mitsui Japan acquired 893,215 shares of Common Stock of the Company, including the Mitsui Japan Securities.  The reference to the certificate number is included for Mitsui Japan’s internal tracking purposes only.

Schedule II

Mitsui USA Securities

From Certificate No.**	Format	Issuance Date	No. of Shares	Restricted
4244UAG	Book Entry (Restricted Class)	October 25, 2006	220,799	Yes

** Certificate No.4243UAG was issued to Mitsui USA on October 25, 2006 (the “Issuance Date”) when Mitsui USA acquired 223,304 shares of Common Stock of the Company, including the Mitsui USA Securities.  The reference to the certificate number is included for Mitsui USA’s internal tracking purposes only.